As filed with the Securities and Exchange Commission on April 25, 2005
Registration N0. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________
SUMMUS, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	65-0185306 (I.R.S. Employer Identification Number)

434 Fayetteville Street, Suite 600
Raleigh, North Carolina 27601
(919) 807-5600
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Summus, Inc. (USA) Third Amended and Restated 2000 Equity Compensation Plan
(Full Title of the Plan)

Donald T. Locke
Chief Financial Officer
434 Fayetteville Street, Suite 600
Raleigh, North Carolina 27601
(919) 807-5623
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Calculation of Registration Fee
Title of Securities to be Registered(1)	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	1,500,000	$3.45	$5,175,000	N/A

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the adjustment provisions of the employee benefit plan resulting from stock splits, stock dividends, or similar transactions.

(2) All shares subject to this registration statement have previously been registered and the registration fees related to those shares paid. The numbers in this Registration Statement reflect the one (1) for ten (10) reverse split of the Registrant’s common stock effective March 11, 2005.

EXPLANATORY NOTE

Summus has previously filed Registration Statement No. 333-118217 to register shares of its common stock underlying shares issued under its stock option plan. Pursuant to Rule 429 of the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to this prior registration statement.

Reverse Stock Split

               On March 11, 2005, Summus, Inc. (USA) amended its Amended and Restated Articles of Incorporation as a Florida corporation to effect a reverse split of its common stock in which every ten (10) shares of such common stock, par value $.001 per share, issued and outstanding as of such date was automatically reclassified and converted into one (1) share of common stock, par value $.001 per share. Accordingly, all share and per share amounts in this Registration Statement have been adjusted to give effect to this event. Also, on March 11, 2005, Summus, Inc. (USA) was reincorporated into the State of Delaware under the name Summus, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Third Amended and Restated 2000 Equity Compensation Plan (the “Plan”) of SUMMUS, INC., a Delaware corporation, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  These documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Summus hereby incorporates by reference into this Registration Statement the documents listed below:

(a)	Summus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005 (File No. 000-29625).

(b)	Summus’ Current Report on Form 8-K (Items 8.01 and 9.01) filed with the Commission on March 30, 2005 (File No. 000-29625)

(c)	Summus’ Current Report on Form 8-K (Items 8.01 and 9.01) filed with the Commission on March 15, 2005 (File No. 000-29625)

(d)	Summus’ Current Report on Form 8-K (Items 5.03 and 9.01) filed with the Commission on March 14, 2005 (File No. 000-29625)

(e)	Summus’ Current Report on Form 8-K (Items 1.02, 2.04, 3.02 and 9.01) filed with the Commission on March 3, 2005 (File No. 000-29625)

(f)	The description of Summus’ common stock, which is contained in Amendment No. 2 to its Form 10 filed with the Commission on October 31, 2001 (File No. 000-29625).

In addition, all other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold shall be deemed to be incorporated by reference herein and to be a part hereof form the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Legal matters in connection with the common stock offered hereby have been passed upon for Summus by Donald T. Locke, Summus’ General Counsel. Mr. Locke owns 18,462 shares of Summus common stock; warrants to purchase another 33,334 shares of common stock, and as options to purchase 106,817 shares of Summus common stock (of which 45,706 are vested).

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporate Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 provides further that a corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of any action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

In addition, Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for the following:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The registrant's certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law.

The registrant's bylaws provide that the registrant shall indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant or is or was serving at the registrant's request as a director, officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was an employee or agent of Summus or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The registrant's bylaws also provide that it may advance expenses incurred by or on behalf of a director, officer, employee or agent in advance of the final disposition of any action or proceeding.

Directors' and Officers' Liability Insurance

Section 145 of the Delaware General Corporation Law further provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The registrant's bylaws permit the registrant to secure insurance on behalf of any officer, director, employee or other agent of the registrant and any person serving at the registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or member of any committee or similar body, for any liability arising out of his or her actions in that capacity, regardless of whether the registrant's bylaws would otherwise permit indemnification.

The registrant has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to the registrant's directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the registrant with respect to payments which may be made by the registrant to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Summus under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS

The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 6.

ITEM 9.	UNDERTAKINGS.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 25th day of April, 2005.

Summus, Inc. (Registrant)

By:	/s/ Donald T. Locke
Donald T. Locke Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Gary E. Ban Gary E. Ban	Chief Executive Officer (Principal Executive Officer and Director)	April 25, 2005
/s/ Donald T. Locke Donald T. Locke	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 25, 2005
/s/ Stephen M. Finn Stephen M. Finn	Director	April 25, 2005
/s/ Neil R. Guenther Neil R. Guenther	Director	April 25, 2005
/s/ Scott W. Hamilton Scott W. Hamilton	Director	April 25, 2005
/s/ J. Winder Hughes J. Winder Hughes	Director	April 25, 2005

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description

5.1	Opinion of Counsel regarding legality

10.1	Third Amended and Restated Summus, Inc. (USA) 2000 Equity Compensation Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Counsel (included in Exhibit 5.1)